May 30, 1997



Fiserv, Inc.
255 Fiserv Drive
Brookfield, WI 53045


Fiserv, Inc.
Registration Statements on Form S-8


Dear Sirs:

                  I have acted as counsel to Fiserv, Inc., a Wisconsin corporation (the "Company"), in connection with its Registration Statements on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933 (the "Act"), relating to the proposed issuance pursuant to the Fiserv, Inc. Stock Option Plan for BHC, the Fiserv, Inc. Long Term Incentive Plan for BHC and the Fiserv, Inc Stock Option Plan for BHC Directors, as well as pursuant to the BHC Financial, Inc. Retirement and Savings Plan of shares of Common Stock, $.01 par value (the "Shares"), of the Company.

                  In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Restated Articles of Incorporation and By-Laws, as amended, of the Company.

                  Based upon the foregoing, I am of the opinion that:

                  1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Wisconsin.

                  2. The Shares have been duly authorized, validly issued, fully paid and nonassessable.

                  I hereby consent to the use of this opinion as an exhibit to each of the Registration Statements and to the reference to me under "Legal Matters" in each Prospectus comprising a part of the Registration Statements. By giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,


/S/CHARLES W. SPRAGUE
Charles W. Sprague
Executive Vice President,
General Counsel and Secretary